DISTRIBUTION AGREEMENT

THIS DISTRIBUTION AGREEMENT (“Agreement”), effective as of the closing of the Transaction (as defined below) (the “Closing Date”), is by and between FORESIDE FUND SERVICES LLC, Deleware limited liability company (the “Distributor”) and SIX CIRCLES TRUST, a Deleware statutory trust (the “Trust”).

WHEREAS, a majority of the interests of Foreside Financial Group, LLC, the indirect parent of the Distributor are being sold to GC Mountaintop Acquisition Corp., an affiliate of Genstar Capital (the “Transaction”).

NOW THEREFORE, effective as of the Closing Date, the Trust, on behalf of each series thereof (each a “Fund” and collectively, the “Funds”), and the Distributor hereby enter into this Agreement on terms identical to those of the Distribution Agreement between the parties effective as of June 22, 2018, as amended (the “Existing Agreement”), which are incorporated herein by reference, except as noted below. Capitalized terms used herein without definition have the meanings given them in the Existing Agreement.

Unless sooner terminated as provided herein, this Agreement shall continue for an initial one- year term and thereafter shall be renewed for successive one-year terms, provided such continuance is specifically approved at least annually by (i) the Funds’ board of trustees or (ii) by a vote of a majority (as defined in the Investment Company Act of 1940 Act, as amended (“1940 Act”) and Rule 18f-2 thereunder) of the outstanding voting securities of the Funds, provided that in either event the continuance is also approved by a majority of the trustees who are not parties to this Agreement and who are not interested persons (as defined in the 1940 Act) of any party to this Agreement, by vote cast in person at a meeting called for the purpose of voting on such approval. This Agreement is terminable without penalty, on at least sixty (60) days’ written notice, by either the Trust through a vote of a majority of the members of the Board who are not interested persons (as defined in the 1940 Act and Rule 18f-2 thereunder) or by vote of a majority of the outstanding voting securities of a Fund, or by the Distributor. This Agreement may be terminated with respect to one or more Funds, or with respect to the entire Trust. This Agreement will also terminate automatically in the event of its assignment (as defined in the 1940 Act and the rules thereunder).

IN WITNESS WHEREOF, the parties hereto have caused this Underwriting/Distribution Agreement to be executed as of the Closing Date.

FORESIDE FUND SERVICES LLC		SIX CIRCLES TRUST

By:	/s/ Mark Fairbanks	By:	/s/ Gregory McNeil
Name:	Mark Fairbanks	Name:	Gregory McNeil
Title:	Vice President	Title:	Treasurer